                                                                    EXHIBIT 10.6

                         ROBERT HALF INTERNATIONAL INC.
                        EXCISE TAX RESTORATION AGREEMENT
                          (EFFECTIVE NOVEMBER 5, 1996)

    In consideration of the willingness of the individual executives and directors of Robert Half International Inc. (the "Company") who are listed in Attachment A to continue to serve the Company until a change of control of the Company, the Company agrees to pay to each of such individuals (the "Employees") the following amount:

    (a) EXCISE TAX RESTORATION PAYMENT. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by the Employee of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax.

    (b) DETERMINATION BY AUDITORS. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code) that are required to be made under this agreement, including all determinations of whether an Excise Tax Restoration Payment is required, of the amount of such Excise Tax Restoration Payment and of amounts relevant to the last sentence of this agreement, shall be made by the independent auditors retained by the Company most recently prior to the change in control (the "Auditors"), who shall provide their determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Excise Tax Restoration Payment and any other relevant matters, both to the Company and to the Employee within seven business days of the Employee's termination date, if applicable, or such earlier time as is requested by the Company or the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Auditors determine that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Auditors have concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on the Employee's federal income tax return. If an Excise Tax Restoration Payment is determined payable, it shall be paid to the Employee within five business days after the Determination is delivered to the Company or the Employee. Any determination by the Auditors shall be binding upon the Company and the Employee, absent manifest error.

    (c) UNDERPAYMENTS AND OVERPAYMENTS. As a result of uncertainty in the application of section 4999 of the Code at the time of initial determination by the Auditors hereunder, it is possible that Excise Tax Restoration Payments not made by the Company should have been made ("Underpayments") or that Excise Tax Restoration Payments will have been made by the Company which should not have been made ("Overpayments"). In either event, the Auditors shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; PROVIDED, HOWEVER, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this agreement, which is to make the Employee whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee's repaying to the Company an amount which is less than the Overpayment.

    (d) This agreement amends and supersedes provisions concerning parachute payments under section 280G of the Code and excise taxes under section 4999 of the Code in any other employment agreements or other agreements between the Employee and the Company.

    This agreement is adopted this 5th day of November 1996.

                                ROBERT HALF INTERNATIONAL INC.

                                By:             /s/ M. KEITH WADDELL
                                     -----------------------------------------
                                                  M. Keith Waddell
                                     SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                                                      OFFICER

                        EXCISE TAX RESTORATION AGREEMENT
                                  ATTACHMENT A
                     INDIVIDUALS COVERED BY THIS AGREEMENT
                                NOVEMBER 5, 1996

Harold M. Messmer, Jr.
Andrew S. Berwick, Jr.
Fredrick P. Furth
Edward W. Gibbons
Frederick A. Richman
Thomas J. Ryan
J. Stephen Schaub
M. Keith Waddell
Robert W. Glass
Steven Karel
Barbara J. Forsberg
Kirk E. Lundburg
Paul F. Gentzkow